                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the registrant /x/
     Filed by a party other than the registrant / /
     Check the appropriate box:

     / / Preliminary Proxy Statement       / / Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     /x/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12


                        HARTE-HANKS COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of filing fee (Check the appropriate box):

     /x/ $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2)
         or Item 22(a)(2) of Schedule 14A.
     / / $500 per each party to the controversy pursuant to Exchange Act
         Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act
         Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transactions applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rules 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     / / Fee paid previously with preliminary materials.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1995

     As a stockholder of Harte-Hanks Communications, Inc., you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, 200 Concord Plaza Drive, Suite 800, San Antonio, Texas, on Friday, May 19, 1995, at 10:00 a.m. local time, for the following purposes:

          1. To elect three Class II directors, each for a three-year term; and

          2. To transact such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed the close of business on March 22, 1995 as the record date for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, TO ASSURE YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE DATE, EXECUTE AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                                            By Order of the Board of Directors,

                                            DONALD R. CREWS
                                            Senior Vice President, Legal and
                                            Secretary

San Antonio, Texas
March 30, 1995

                            YOUR VOTE IS IMPORTANT.
                     PLEASE EXECUTE AND RETURN PROMPTLY THE
                 ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

                        HARTE-HANKS COMMUNICATIONS, INC.
                       200 CONCORD PLAZA DRIVE, SUITE 800
                            SAN ANTONIO, TEXAS 78216
                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1995
                             ---------------------

     This Proxy Statement is furnished to stockholders of Harte-Hanks Communications, Inc. for use at the 1995 Annual Meeting of Stockholders to be held at the date, time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, or at any adjournment thereof. The enclosed proxy is solicited on behalf of the Board of Directors of the Company. A stockholder executing the accompanying proxy has the right to revoke it at any time prior to the voting thereof by notifying the Secretary of the Company in writing, executing a subsequent proxy or attending the meeting and voting in person. Unless a contrary choice is so indicated, all duly executed proxies received by the Company will be voted in accordance with the instructions set forth on the proxy card. The record date for stockholders entitled to vote at the Annual Meeting is the close of business on March 22, 1995. The approximate date on which this Proxy Statement and the enclosed proxy are first being sent or given to stockholders is March 30, 1995.

                               VOTING PROCEDURES

     The accompanying proxy card is designed to permit each stockholder of record at the close of business on the record date, March 22, 1995, to vote in the election of Class II directors and on the proposals described in this Proxy Statement. The proxy card provides space for a stockholder (i) to vote in favor of or to withhold voting for the nominees for the Class II Directors, (ii) to vote for or against any proposal to be considered at the Annual Meeting or (iii) to abstain from voting on any proposal other than election of Class II directors if the stockholder chooses to do so. The election of Class II directors will be decided by a plurality of the votes cast. All other matters will be determined by a majority of the votes cast.

     The holders of a majority of all of the shares of stock entitled to vote at the Annual Meeting, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Shares as to which authority to vote has been withheld with respect to the election of any nominee for director will not be counted as a vote for such nominee. Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders to determine the total number of votes cast. Abstentions are not counted as votes for or against any such proposals. Broker nonvotes are not counted as votes cast for purposes of determining whether a proposal has been approved.

     Stockholders are urged to sign the enclosed proxy and return it promptly. When a signed card is returned with choices specified with respect to voting matters, the shares represented are voted by the proxies designated on the proxy card in accordance with the stockholder's instructions. The proxies for the stockholders are Larry Franklin, Houston H. Harte and Andrew B. Shelton.

     If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the election of the three nominees for Class II director and, at the discretion of the proxies, on any other matter that may properly come before the Annual Meeting or any adjournment.

     The total outstanding capital stock of the Company as of March 22, 1995 consisted of 18,373,767 shares of Common Stock. Each share of Common Stock is entitled to one vote.

                    MATTERS TO BE BROUGHT BEFORE THE MEETING

PROPOSAL ONE -- ELECTION OF CLASS II DIRECTORS

     The current number of members of the Board of Directors is seven. The Board of Directors is divided into three classes, each of which serves for a three-year term. One class of directors is elected each year. The term of the Company's Class II directors will expire at the Annual Meeting. The Class II directors elected in 1995 will serve for a term of three years which expires at the Annual Meeting of Stockholders in 1998 or when their successors are elected and qualified. The election of directors will be decided by a plurality vote of the votes cast in writing.

     The nominees for the Class II directors are Larry Franklin, Edward H. Harte and James L. Johnson. All nominees are members of the present Board of Directors. The Board believes that all nominees will be available and able to serve as directors. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board may recommend, the Board may reduce the number of directors to eliminate the vacancy consistent with the requirement to maintain nearly equal classes, or the Board may fill the vacancy at a later date after selecting an appropriate nominee. Information with respect to the nominees is set forth in the section of this Proxy Statement entitled "Management -- Directors and Executive Officers."

            THE BOARD OF DIRECTORS URGES STOCKHOLDERS TO VOTE "FOR"
               EACH OF THE NOMINEES FOR DIRECTOR SET FORTH ABOVE.

                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

     The following table sets forth, as of March 22, 1995, the beneficial ownership of each current director, each nominee for director, each executive officer included in the Summary Compensation Table, the directors and executive officers as a group, and each stockholder known to management to own beneficially more than 5% of the Company's Common Stock. Except as noted below, each named person has sole voting power and investment power with respect to the shares shown.

                         NAME AND ADDRESS                           NUMBER OF SHARES     PERCENT OF
                      OF BENEFICIAL OWNER(1)                        OF COMMON STOCK        CLASS
------------------------------------------------------------------  ----------------     ----------
Houston H. Harte(2)...............................................      4,359,534           23.7%
Andrew B. Shelton.................................................      3,063,332           16.7
Ariel Capital Management, Inc.(3).................................      2,326,065           12.7
Edward H. Harte...................................................      2,097,332           11.4
The Goldman Sachs Group, L.P.(4)..................................      1,794,671            9.1
Train, Smith Counsel(5)...........................................      1,545,850            8.4
David L. Sinak(6).................................................      1,250,002            6.8
Larry Franklin(7).................................................      1,160,100            6.3
Christopher M. Harte(8)...........................................        279,778            1.5
Donald R. Crews(9)................................................        203,000            1.1
Richard M. Hochhauser(10).........................................        157,000           *
Harry J. Buckel(11)...............................................         82,600           *
Richard L. Ritchie(12)............................................         68,000           *
Dr. Peter T. Flawn................................................          5,000           *
James L. Johnson..................................................          1,000           *
All Executive Officers and Directors as a Group (13
  persons)(13)....................................................     11,374,626           61.0

---------------

  * Less than 1%.

 (1) The address of Ariel Capital Management, Inc. is 307 North Michigan Avenue, Chicago, Illinois 60601. The address of The Goldman Sachs Group, L.P. is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004. The address of Train, Smith Counsel is 667 Madison Avenue, New York, New York 10021. The address of David L. Sinak is c/o Hughes & Luce, L.L.P., 1717 Main Street, Suite 2800, Dallas, Texas 75201. The address of each other beneficial owner is c/o Harte-Hanks Communications, Inc., 200 Concord Plaza Drive, Suite 800, San Antonio, Texas 78216.

 (2) Includes 750,000 shares in the aggregate owned by three trusts for which Mr. Harte serves as co-trustee with David L. Sinak and 250,000 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and

     Christopher M. Harte and as to which Mr. Harte holds shared voting and dispositive power. Mr. Harte has no pecuniary interest in the trusts.

 (3) Includes 1,631,565 shares as to which Ariel Capital Management, Inc. holds sole voting power and 136,050 shares as to which it holds shared voting power. Information with respect to Ariel Capital Management, Inc. is based on a Schedule 13G filing dated February 8, 1995.

 (4) Includes 1,428,571 shares that The Goldman Sachs Group, L.P., and certain limited partnerships of which affiliates of The Goldman Sachs Group, L.P. are the general partner or the managing general partner, have the right to acquire upon conversion of the Company's outstanding 6 1/4% Convertible Notes due 2002, which shares for purposes of rules of the Securities and Exchange Commission may be considered to be beneficially owned by The Goldman Sachs Group, L.P. The Goldman Sachs Group, L.P. holds shared voting and dispositive power with respect to all shares. Information with respect to The Goldman Sachs Group, L.P. is based on a Schedule 13G filing dated February 10, 1995.

 (5) Train, Smith Counsel has shared voting power with respect to 1,067,850 shares and shared dispositive power with respect to 960,050 shares and has sole voting power or sole dispositive power with respect to no shares. Information with respect to Train, Smith Counsel is based on a Schedule 13G filing dated March 8, 1995.

 (6) Represents 1,250,002 shares owned by 13 trusts for which Mr. Sinak serves as co-trustee and holds shared voting and dispositive power. Mr. Sinak has no pecuniary interest in the trusts.

 (7) Includes 20,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days, 240,000 shares owned by four trusts for which Mr. Franklin serves as co-trustee and holds shared voting and dispositive power, and 40,000 shares held in trust for his children. Mr. Franklin has no pecuniary interest in the trusts.

 (8) Includes 1,000 shares held in trust for his child, 250,000 shares owned by a trust for which Mr. Harte serves as co-trustee with David L. Sinak and Houston H. Harte and 27,778 shares owned by a trust for which Mr. Harte serves as a co-trustee with David L. Sinak and as to which Mr. Harte holds shared voting and dispositive power. Mr. Harte has no pecuniary interest in the trusts.

 (9) Includes 59,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(10) Includes 56,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(11) Includes 51,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(12) Includes 48,000 shares that may be acquired upon the exercise of options exercisable within the next 60 days.

(13) Includes 306,750 shares that may be acquired upon the exercise of options exercisable within the next 60 days and 1,308,778 shares owned by various trusts for which officers or directors serve as trustee but have no pecuniary interest.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information about the current directors and executive officers of the Company. Each of the executive officers has held his position with the Company, or a similar position with the Company, for at least the past five years.

          NAME                AGE                     POSITION WITH COMPANY
-------------------------     ---     ------------------------------------------------------
Dr. Peter T. Flawn            69      Director (Class I)
Larry Franklin                52      Director (Class II), President and Chief Executive
                                        Officer
Christopher M. Harte          47      Director (Class I)
Edward H. Harte               72      Director (Class II)
Houston H. Harte              68      Chairman, Board of Directors (Class III)
James L. Johnson              67      Director (Class II)
Andrew B. Shelton             80      Director (Class III)
Harry J. Buckel               51      Senior Vice President; President, Harte-Hanks Shoppers
Michael J. Conly              43      Senior Vice President; President, Harte-Hanks
                                        Television
Donald R. Crews               51      Senior Vice President, Legal; Secretary
Richard M. Hochhauser         50      Senior Vice President; President, Harte-Hanks Direct
                                        Marketing
Richard L. Ritchie            48      Senior Vice President, Finance; Chief Financial and
                                        Accounting Officer
Stephen W. Sullivan           48      Senior Vice President; President, Harte-Hanks
                                        Newspapers

     Class II directors are to be elected at the Annual Meeting. The term of Class I directors expires at the 1997 Annual Meeting of Stockholders and the term of Class III directors expires at the 1996 Annual Meeting of Stockholders.

     Dr. Peter T. Flawn, a director of the Company since 1985, is President Emeritus of the University of Texas at Austin. Dr. Flawn is Chairman of the Audit Committee of the Board of Directors and also serves as a director of Global Marine, Inc., Input/Output, Inc. and Tenneco, Inc.

     Larry Franklin has served as President and Chief Executive Officer of the Company since 1991 and as a director of the Company since 1974. Mr. Franklin has held numerous positions since joining the Company in 1971, including Chief Financial Officer and President, Harte-Hanks Newspapers, and also serves as a director of John Wiley & Sons, Inc.

     Christopher M. Harte has served as a director of the Company since May 1993. He is a private investor and served as president of the Portland Press Herald and Maine Sunday Telegram for approximately two years beginning June 1992. Prior to becoming president of the Portland newspapers, Mr. Harte spent nine years with Knight-Ridder Newspapers, during which time he served as president and publisher of two newspapers and in other positions. Mr. Harte is the son of Edward H. Harte and the grandson of the late Houston Harte, co-founder of the Company.

     Edward H. Harte has served as a director of the Company since 1952. Prior to his retirement in 1987, he served as Publisher of the Corpus Christi Caller-Times since 1962. Mr. Harte is the son of the late Houston Harte.

     Houston H. Harte has served as a director of the Company since 1952 and as Chairman of the Board of Directors since 1972. Mr. Harte is also the son of the late Houston Harte.

     James L. Johnson, a director of the Company since January 1994, is Chairman Emeritus of GTE Corporation. Mr. Johnson serves as a director of British Columbia Telephone Co., CellStar Corporation, Compania Anonima Nacional Telefonos de Venezuela, Contel Cellular Inc., GFC Financial Corp., GTE Corporation, Mutual of New York and Valero Energy Corporation.

     Andrew B. Shelton has served as director of the Company since 1948. He has served as Chairman of the Board of the Abilene Reporter-News since 1994, prior to which time he served as Publisher of the Abilene Reporter-News since 1964.

MEETING ATTENDANCE AND COMMITTEES OF THE BOARD

     The Board of Directors held six meetings during 1994, and each member of the Board participated in at least 75% of all Board and committee meetings held during the period that he served as a director and/or committee member. The Board of Directors has established an audit committee and a compensation committee. The functions of these committees and their current members are described below.

     Audit Committee. The Audit Committee currently consists of Dr. Peter T. Flawn (Chairman) and James L. Johnson. The Audit Committee, which met three times during 1994, is responsible for monitoring the Company's internal audit function and its internal accounting controls, recommending to the Board of Directors the selection of independent auditors, considering the range of audit and non-audit fees and monitoring and reviewing the activities of the independent auditors.

     Compensation Committee. The Compensation Committee currently consists of James L. Johnson (Chairman) and Dr. Peter T. Flawn, both of whom are disinterested in accordance with Rule 16b-3 of the Securities Exchange Act of 1934. The Compensation Committee, which met three times during 1994, recommends salary amounts for the Company's chief executive officer and other executive officers and makes the final determination regarding bonus arrangements and awards of stock options to such persons.

     The Board of Directors does not have a standing nominating committee or any other committee performing a similar function. The function customarily attributable to a nominating committee is performed by the Board of Directors as a whole.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information regarding compensation paid during each of the last three years to the Chief Executive Officer and each of the Company's four other most highly compensated executive officers (based on total annual salary and bonus for 1994).

                                             ANNUAL
                                          COMPENSATION                            ALL
   NAME AND PRINCIPAL                 ---------------------     OPTIONS          OTHER
        POSITION             YEAR      SALARY       BONUS       GRANTED     COMPENSATION(1)
-------------------------    -----    --------     --------     -------     ---------------
Larry Franklin                1994    $650,000     $455,000      45,000         $14,300
  President and Chief         1993     650,000       91,000      50,000          14,300
  Executive Officer           1992     650,000      341,250      40,000          14,083
Richard M. Hochhauser         1994     297,000      207,900       4,000           1,800
  Senior Vice President;      1993     285,000      107,000      55,000           1,799
  President, Harte-Hanks      1992     262,000      162,702      23,000           1,746
  Direct Marketing
Harry J. Buckel               1994     285,000      177,840       2,500           1,800
  Senior Vice President;      1993     285,000       39,330      41,000           1,746
  President, Harte-Hanks      1992     275,000       71,225      19,000           1,746
  Shoppers
Donald R. Crews               1994     270,000      189,000       2,500           1,800
  Senior Vice President,      1993     270,000       48,600      37,000           1,350
  Legal and Secretary         1992     277,500      145,950      15,500           1,395
Richard L. Ritchie            1994     253,000      177,100       2,500           1,800
  Senior Vice President,      1993     245,000       43,414      40,000           1,592
  Finance and Chief           1992     228,000      119,700      15,500              --
  Financial and
  Accounting Officer

---------------

(1) Consisted of matching contributions made by the Company on behalf of the respective individual under the Company's 401(k) plan and $13,000 in premiums paid annually by the Company on a split-dollar policy insuring the life of Larry Franklin.

OPTION GRANTS DURING 1994

     The following table sets forth certain information concerning options to purchase Common Stock granted in 1994 to the five individuals named in the Summary Compensation Table.

                                            % OF TOTAL                                                     POTENTIAL
                                             OPTIONS                                                         STOCK
                                            GRANTED TO                MARKET                             APPRECIATION
                               OPTIONS      EMPLOYEES     EXERCISE   PRICE AT    EXPIRATION     -------------------------------
            NAME               GRANTED       IN 1994       PRICE      GRANT         DATE           0%       63%(1)     159%(1)
----------------------------  ----------   ------------   --------   --------   -------------   --------   --------   ---------
Larry Franklin..............    25,000(2)      13.3%      $20.125    $20.125    January, 2004   $     --   $316,413   $ 801,852
                                20,000(3)      10.6          1.00     20.125    January, 2004    382,500    635,630   1,023,981
Richard M. Hochhauser.......     4,000(3)       2.1          1.00     20.125    January, 2004     76,500    127,126     204,796
Harry J. Buckel.............     2,500(3)       1.3          1.00     20.125    January, 2004     47,813     79,454     127,998
Donald R. Crews.............     2,500(3)       1.3          1.00     20.125    January, 2004     47,813     79,454     127,998
Richard L. Ritchie..........     2,500(3)       1.3          1.00     20.125    January, 2004     47,813     79,454     127,998

---------------

(1) Assumed annual compounded rates of stock price appreciation of 5% (63%) and 10% (159%) over the term of the grant applied to market price at grant of $20.125 per share.

(2) Options are exercisable only after the fifth, and prior to the tenth, anniversary of the date of grant.

(3) Performance options have been granted at exercise prices of $1.00 per share. The performance options are exercisable only after the third, and prior to the tenth, anniversary of the date of grant. The extent to which the options become exercisable depends upon the extent to which the Company achieves certain goals that are established at the time the options are granted.

AGGREGATED OPTION EXERCISES IN 1994 AND YEAR-END OPTION VALUES

     The following table sets forth certain information concerning option exercises during 1994 and unexercised options held at December 31, 1994 by the five individuals named in the Summary Compensation Table.

                                                                                                            VALUE OF
                                                                              NUMBER OF                    UNEXERCISED
                                                                             UNEXERCISED                  IN-THE-MONEY
                                                                             OPTIONS AT                    OPTIONS AT
                                                                          DECEMBER 31, 1994           DECEMBER 31, 1994(1)
                                  SHARES ACQUIRED                    ---------------------------   ---------------------------
              NAME                  ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
--------------------------------  ---------------   --------------   -----------   -------------   -----------   -------------
Larry Franklin..................           --          $     --         20,000         175,000      $ 215,000     $ 1,830,000
Richard M. Hochhauser...........       10,000           138,750         36,000         128,000        479,500       1,432,000
Harry J. Buckel.................       10,000           143,750         32,000         118,500        436,500       1,310,000
Donald R. Crews.................       20,000           290,000         45,500          87,000        607,250         988,500
Richard L. Ritchie..............           --                --         34,500          96,000        466,500       1,074,000

---------------

(1) The value is the amount by which the market value of the underlying stock at December 31, 1994 ($19.50) exceeds the aggregate exercise prices of the options.

RETIREMENT BENEFIT PLAN

     In addition to a defined benefit pension plan which is qualified under
Section 401 of the Code, the Company has established for certain individuals an unfunded, non-qualified pension restoration plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (earnings during the highest five consecutive years). The Code places certain limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits in excess of those limitations payable to participants in the pension restoration plan will be paid under that plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under the Company's defined benefit pension plan and pension restoration plan to individuals in specified remuneration and years-of-service classifications. The benefits are not subject to any reduction for social security benefits or other offset amounts.

  HIGHEST 5 YEAR                      YEARS OF CREDITED SERVICE
     AVERAGE         ------------------------------------------------------------
   REMUNERATION         15           20           25           30           35
  --------------     --------     --------     --------     --------     --------
     $150,000        $ 34,598     $ 46,130     $ 57,663     $ 69,196     $ 80,728
      250,000          59,348       79,130       98,913      118,696      138,478
      350,000          84,098      112,130      140,163      168,196      196,228
      450,000         108,848      145,130      181,413      217,696      253,978
      550,000         133,598      178,130      222,663      267,196      311,728
      650,000         158,348      211,130      263,913      316,696      369,478
      750,000         183,098      244,130      305,163      366,196      427,228
      850,000         207,848      277,130      346,413      415,696      484,978
      950,000         232,598      310,130      387,663      465,196      542,728

     The compensation included in the Summary Compensation Table under salary and bonuses qualifies as remuneration for purposes of the Company's defined benefit pension plan and pension restoration plan, except that there are limits on the amounts of bonuses taken into consideration under the pension restoration plan. For purposes of the plans, the officers named in the Summary Compensation Table have the following years of service: Mr. Franklin: 23 years; Mr.
Hochhauser: 19 years; Mr. Buckel: 16 years; Mr. Crews: 12 years; and Mr.
Ritchie: 9 years.

COMPENSATION OF DIRECTORS

     Directors who are not employees or otherwise affiliates of the Company receive annual director's fees of $47,000 and are reimbursed for certain out of pocket expenses. Directors who are employees or are otherwise affiliates of the Company do not receive director's fees. During 1994, Dr. Peter T. Flawn, Christopher M. Harte and James L. Johnson each received director's fees of $47,000.

SEVERANCE AGREEMENTS

     In July 1993, the Company entered into a severance agreement with Larry Franklin. If Mr. Franklin is terminated from his position as President and Chief Executive Officer of the Company other than for "cause" (as defined) he will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect just prior to termination, plus
(B) the average of the bonus or incentive compensation for the two fiscal years preceding the termination. In addition to the cash compensation, upon Mr. Franklin's termination, the Company will continue to provide certain benefits for a two year period and all options previously granted to Mr. Franklin will immediately vest and become fully exercisable.

     In July 1993, the Company also entered into severance agreements with Harry
J. Buckel, Michael J. Conly, Donald R. Crews, Richard M. Hochhauser, Richard L. Ritchie and Stephen W. Sullivan. If any of the above executives is terminated, other than for "cause," after a "change in control" (as defined) of the Company, the executive will be entitled to severance compensation in a lump sum cash amount equal to 200% of the sum of (A) the annual base salary in effect immediately prior to the change in control, plus (B) the average of the bonus or incentive compensation for the two fiscal years preceding the change in control. In addition, a terminated executive will receive a cash payment sufficient to cover health insurance premiums for a period of 18 months. Upon a change in control, all options previously granted to the executive will immediately vest and become fully exercisable.

     In no event will the Company be required to make to any of the foregoing executives any payment under such agreements that would result, in the opinion of tax counsel, in an "excess parachute payment" within the meaning of Section 280G of the Code and the imposition of an excise tax under Section 4999 of the Code.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     On January 24, 1994, the Board of Directors appointed James L. Johnson (Chairman) and Dr. Peter T. Flawn to serve as the Compensation Committee of the Board of Directors. Prior to that date, the Board of Directors was responsible for determining executive compensation, and Larry Franklin, as a member of the Board of Directors, participated in deliberations concerning the compensation of all executive officers other than himself.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee was established on January 24, 1994. The Committee is responsible for recommending to the full Board of Directors salary amounts for the Company's Chief Executive Officer and other executive officers and making the final determination regarding bonus arrangements and awards of stock options to such persons.

     Compensation to executives is designed to attract and retain superior talent, to motivate the performance of executives in support of the achievement of the Company's strategic financial and operating performance objectives, and to reward performance that meets this standard. The Company is engaged in highly competitive businesses and must attract and retain qualified executives in order to be successful. In 1994, executive compensation was comprised of the following elements:

          BASE SALARY. The base salary for the Chief Executive Officer and the other executive officers of the Company was determined after review of publicly available information concerning the base salaries of executives with similar responsibilities in companies engaged in businesses similar to the Company's core businesses (which may include, but are not necessarily the same as, those included in the Peer Group Index) and the responsibilities of each executive officer, particularly in view of the fact that the decentralized management philosophy of the Company relies heavily on the direct action of the Company's executives in pursuit of Company goals.

          ANNUAL INCENTIVE COMPENSATION. Year-end cash bonuses are designed to motivate the Chief Executive Officer and the other executive officers to achieve specific annual financial and other goals based on the strategic financial and operating performance objectives of the Company overall, as well as each core business. In conjunction with the Committee's review of the strategic and operating plans of the Company and each core business at the beginning of 1994, the Committee established incremental target performance levels for each executive officer based on the revenue and operating profit growth goals of the Company and, if the executive was responsible for a core business, the core business. Bonus amounts were paid to the executive based on the target performance level reached.

          STOCK OPTION PLAN. The 1991 Stock Option Plan forms the basis of the Company's long-term incentive plan for executives. The Committee believes that a significant portion of executive compensation should be dependent on value created for the stockholders. Stock options are generally granted annually. In 1994, certain options were granted at fair market value on the date of grant and become exercisable five years from such date if the option holder is still employed. Other options were granted below fair market value but only become exercisable three years after their date of grant and then only to a limited degree unless the Company has reached specific financial performance levels established at the time of grant. In selecting recipients for option grants and in determining the size of such grants, the Committee considered various factors such as the overall performance of the Company and the recipient.

     Executives also receive benefits typically offered to executives by companies engaged in businesses similar to the Company's core businesses and various benefits generally available to employees of the Company (such as health insurance).

     It is the Company's policy to qualify compensation paid to executive officers for deductibility under applicable provisions of the Internal Revenue Code, including Section 162(m). However, the Company may determine from time to time to pay compensation to its executive officers that may not be deductible.

     In making its decisions, the Compensation Committee takes into account, primarily on a subjective basis, factors relevant to the specific compensation component being considered, including compensation paid by other companies of comparable size in businesses similar to the Company's core businesses, the generation of income and cash flow by the Company as a whole and the individual core businesses, the attainment of annual individual and business objectives and an assessment of business performance against companies of comparable size in businesses similar to the Company's core businesses, the executive officer's level of responsibility and the contributions the Company expects the executive to make in support of the Company's strategies.

     1994 COMPENSATION OF CHIEF EXECUTIVE OFFICER. The base salary of Mr. Franklin for 1994 remained at the same level as in the three previous years, despite the fact that in 1993 the Company had growth in both revenues and operating income (excluding a goodwill write-down) in excess of 9%, successfully completed its initial public offering of common stock and made significant progress in a number of other strategic areas. Mr. Franklin's bonus potential in each of the last four years has been targeted at 35% of base salary, with a potential range of 0%-70% of base salary, the same as that of other executive officers. Mr. Franklin's 1994 cash bonus, which was based on the degree of attainment of financial goals established at the beginning of 1994, reflects the fact that in 1994 the Company's revenues increased 11%, operating income increased 23% and earnings per share increased 69%. In 1994 Mr. Franklin received two option grants under the Company's 1991 Stock Option Plan, and in making those grants the Committee took into consideration the factors described above under "Stock Option Plan"

                             Compensation Committee

James L. Johnson, Chairman     Dr. Peter T. Flawn

COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the cumulative total return of the Company's Common Stock during the period commencing November 4, 1993, the date public trading of the Common Stock began following the Company's initial public equity offering, to December 31, 1994 with the S&P 500 Index and a peer group selected by the Company.

     The S&P 500 Index includes 500 United States companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The peer group selected by the Company, which also is weighted by market capitalization, includes Acxiom Corporation, Catalina Marketing Corporation, DiMark, Inc., R.R. Donnelley & Sons Company, Dow Jones & Company, Inc., Gannett Co., Inc., Knight-Ridder, Inc., M/A/R/C Group, The New York Times Company, The Times Mirror Company and Tribune Company.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the peer group selected by the Company at closing prices on November 4, 1993. It assumes that all dividends were reinvested with respect to the S&P 500 Index and the peer group selected by the Company.

                                   (GRAPH)

                                  Harte-Hanks
      Measurement Period          Communica-
    (Fiscal Year Covered)         tions, Inc.     Peer Group        S&P 500
11/4/93                                 100.00          100.00          100.00
12/31/93                                117.29          108.00          102.16
12/31/94                                117.29          101.20          103.51

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP, independent certified public accountants, has been selected by the Board of Directors as the Company's independent auditor for the year 1995. Representatives of KPMG Peat Marwick LLP, who were also the Company's independent auditors for the year 1994, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting that is received at the Company's principal executive office by November 30, 1995 will be included in the Company's proxy statement and form of proxy for that meeting.

     The enclosed proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be paid by the Company. Officers of the Company may solicit proxies by mail, telephone or telegraph. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of the Common Stock.

                              FINANCIAL STATEMENTS

     A copy of the Company's 1994 Annual Report containing audited financial statements accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                                          By Order of the Board of Directors,

                                          DONALD R. CREWS
                                          Senior Vice President, Legal and
                                          Secretary

March 30, 1995

P                      HARTE-HANKS COMMUNICATIONS, INC.
R              BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING
O            OF STOCKHOLDERS AT 10:00 A.M., FRIDAY, MAY 19, 1995
X                     200 CONCORD PLAZA DRIVE, SUITE 800
Y                          SAN ANTONIO, TEXAS 78216

    The undersigned stockholder of Harte-Hanks Communications, Inc. (the "Company") hereby appoints Larry Franklin, Houston H. Harte and Andrew B. Shelton or any of them, as proxies, each with full powers of substitution, to vote the shares of the undersigned at the above-stated Annual Meeting and at any adjournment(s) thereof.

[X]    PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE BELOW. IF A CHOICE IS NOT INDICATED WITH RESPECT TO ITEM (1), THIS PROXY WILL BE VOTED "FOR" SUCH ITEM. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY MATTER REFERRED TO IN ITEM (2). THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED.

1.  ELECTION OF DIRECTORS
             NOMINEES:        Larry Franklin, Edward H. Harte, James L. Johnson

                     FOR              WITHHELD

                     [ ]                [ ]


[ ]      __________________

         INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominee's name on the space provided above)

2. On any other business that may properly come before the meeting, hereby revoking any proxy or proxies heretofore given by the undersigned.

         Receipt herewith of the Company's Annual Report and Notice of Meeting and Proxy Statement, dated March 30, 1995, is hereby acknowledged.

                                                            MARK HERE
                                                            FOR ADDRESS
                                                            CHANGE AND      [ ]
                                                            NOTE AT LEFT

(Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your full title.)


PLEASE SIGN, DATE AND MAIL TODAY.


Signature: ________________________________________ Date ______________________


Signature: ________________________________________ Date ______________________